Exhibit 13.2

ENERGY HUNTER RESOURCES ANNOUNCES PROPOSED INITIAL PUBLIC OFFERING

Dallas, TX – (PRNewswire) October 25, 2016 /PRNewswire/ -- Energy Hunter Resources, Inc., an oil-focused energy company headquartered in Dallas, Texas (www.energyhunter.energy), announced today that it has filed a Form 1-A with the Securities and Exchange Commission (SEC) relating to the proposed initial public offering of its common stock under Regulation A. The offering statement filed today represents Energy Hunter’s initial public submission pursuant to the recently amended provisions of Regulation A and the Jumpstart Our Business Startups (JOBS) Act of 2012. The number of shares to be offered and the price range for the proposed offering have not yet been determined. Energy Hunter will apply to list its common stock on the NYSE MKT under the ticker symbol “EHX.”

FBR & Co. is acting as the lead underwriter for the offering.

Energy Hunter intends to use the proceeds from the offering to fund its 2016 and 2017 capital expenditures on existing assets, including the drilling, development, and completion of initial wells on its Karnes County, Texas acreage. Additionally, the company may use a portion of the proceeds to acquire additional acreage leaseholds, acquire additional producing properties and associated leaseholds, or for general corporate purposes.

Energy Hunter Resources is an independent oil and gas company focused on the acquisition, drilling and production of oil and natural gas properties and prospects within the United States. The company was founded by its Chairman and Chief Executive Officer, Gary C. Evans, to take advantage of what it believes to be a unique and timely opportunity within the oil and gas industry due to the severe downturn in commodity prices. Energy Hunter’s core assets are located in the oil-prone window of the Eagle Ford Shale. The company seeks to capitalize on the current dislocation in the industry through the creation of shareholder value from a program of acquisitions and low-risk development and exploration opportunities utilizing horizontal drilling and fracture stimulation technology. Gary Evans, along with members of the Company’s executive management team, have both a proven track record and operational experience in the Company’s core focus areas as evidenced by the development and value creation at multiple prior public companies started by him. The teams’ deep knowledge of these resource plays and operational expertise provides Energy Hunter with a distinct competitive advantage.

The amendments to Regulation A known as “Regulation A+” were adopted by the SEC pursuant to Title IV of the JOBS Act and became effective in June 2015. Regulation A+ is designed to allow early stage growth companies to raise up to $50 million in a public offering through a process that provides streamlined and lower-cost access to the capital markets for the issuer and gives the investor the opportunity to participate in the IPO for these potentially high growth companies.

About Energy Hunter Resources, Inc.

Energy Hunter Resources, Inc. is an independent oil company headquartered in Dallas, Texas with a mission to own and operate properties within some of the most prolific resource plays in the United States. Initially focusing on the Eagle Ford Shale and Permian Basin, Energy Hunter aims to maximize stockholder value through a balanced program of acquisitions and low-risk development and exploitation. Energy Hunter intends to leverage its management team’s long history in the oil and gas industry and operational expertise to identify and acquire ownership interests in producing, proved developed, proved undeveloped, and probable properties with a particular emphasis on distressed assets and smaller acquisition opportunities not generally known in the marketplace.

Forward-Looking Statements

This press release may include ‘‘forward-looking statements.’’ To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as ’’should,’’ ’‘may,’’ ’‘intends,’’ ’‘anticipates,’’ ’‘believes,’’ ’‘estimates,’’ ’‘projects,’’ ’‘forecasts,’’ ’‘expects,’’ ’‘plans,’’ and ’‘proposes.’’ Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the offering statement we have filed with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Energy Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Legal Disclaimer

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. You may obtain a copy of the most recent version of the offering statement containing the preliminary offering circular with the following link: https://www.sec.gov/Archives/edgar/data/1679073/000156761916003100/ 0001567619-16-003100-index.htm. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A, until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.

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